Exhibit 10.33

THIS RE-INVOICING SERVICE AGREEMENT is made on December 4, 2014 (Effective Date)

BETWEEN:

(1)	BRAMID OUTSOURCE LIMITED, (company number 49718), whose registered office is at Crawford House 50, 50 Cedar Avenue. Hamilton Hm 11, Bermuda (Service Provider); and

(2)	UTi WORLDWIDE INC. (company number 141257) whose registered office is at Midocean Chambers, Road Town, Tortola, British Virgin Islands (Customer), together with those Affiliated Companies which agree to be bound by this Agreement by executing an Accession Schedule, each also a Customer.

INTRODUCTION

A.	From time to time Customer may enter into commercial trade transactions with Suppliers (as defined below) for the sale of goods and/or the supply of services to Customer.

B.	Service Provider has agreed, pursuant to the terms set out herein, to provide a settlement and re-invoicing service in connection with the provision of a Buyer-centric supply chain finance programme provided by Financial Institution.

AGREEMENT

1.	DEFINITIONS AND INTERPRETATION

1.1	In this Agreement, the following terms shall have the following meanings:

Accession Schedule means the form of accession agreement set out at Schedule 2.

Account Receivable means the right of Supplier to receive any and all present and future payments of money due and payable, whether due now or payable in the future as a result of the Supply Agreement.

Advance Date means the date Customer specifies in the relevant request under clause 2.1(a) as the date on which it wishes payment to be made to the Disbursement Account.

Affiliated Company means any company that is directly or indirectly controlled by or under common control of, or with, Customer.

Business Day means any day that is not a Saturday, Sunday or other day on which banks in London are required or permitted to close.

Customer Agreement means the agreement executed between Customer’s ultimate parent company, Customers and Financial Institution under which parent company gives an irrevocable and unconditional undertaking to make or procure the making of certain payments.

Disbursement Account means the bank account details of Customer, which are set out in Schedule 1, or such other bank account as may have been notified to Service Provider in writing and has been confirmed in writing by the Financial Institution as validated.

Financial Institution means Greensill Capital (UK) Limited.

LIBOR means the rate established by the Financial Institution (calculated on the basis of actual days elapsed over a 360-day year) which is equal to the offered rate for the applicable LIBOR rate period on the day the applicable Service Invoice(s) and form of PAUF are issued to Customer pursuant to clause 2.1(b), and which appears on an appropriate publicly available service, as may be selected by Financial Institution, for displaying the offered rate for deposits in Dollars (or other appropriate currency) in the London interbank market. The applicable LIBOR rate period will be the next closest LIBOR rate period to the number of days between the Advance Date and including the Maturity Date for the applicable Service Invoice e.g. for Service Invoices with a Maturity Date which is any of 151 to 180 days after the Advance Date then the LIBOR rate period shall be 180 days).

Maturity Date means, in relation to a Service Invoice, the 180th day (or such other tenor agreed in writing by Financial Institution) after the

Advance Date, or where such day does not fall on a Business Day, then the preceding Business Day.

Service Invoice means an invoice for the Servicing Fee.

Servicing Fee means the fee chargeable by Service Provider in respect of provision of the Settlement Advance, calculated as follows: amount of Settlement Advance ÷ (1-(Transaction Rate * (number of days between, and including, the Advance Date and the Maturity Date ÷ 360)).

Settlement Advance means, with respect to any Supplier Invoice, the total amount of the funds set out in a request made pursuant to clause 2.1 (a).

Supplier means an entity, including without limitation any Affiliated Company, to which Customer wishes payment to be made in accordance with the terms of this Agreement.

Supplier Invoice means an invoice raised by Supplier in respect of an Account Receivable.

Supply Agreement means the agreement between Supplier and Customer for the sale, supply and purchase of goods and/or services and pursuant to which Account Receivable arise.

Transaction Rate means LIBOR plus 9.5% or such other percentage agreed in writing by Customer and Financial Institution from time to time and notified to Service Provider.

2.	SETTLEMENT AND RE-INVOICE PROCESS

2.1	From time to time Customer may submit Supplier Invoices for settlement according to the following process:

a)	Customer submits a request for settlement (in whole or in part) of a Supplier Invoice to Service Provider together with the following information: (i) Supplier; (ii) Supplier Invoice number; (iii) amount of Settlement Advance; and (iv) proposed Advance Date.

b)	On receipt of the above request Service Provider will issue and deliver to Customer the related Service Invoice(s), the form of the PAUF (as defined in the Customer Agreement) and accompanying Customer authorisation letter.

c)	Customer shall, if it wishes to proceed, execute the PAUF and authorising letter and submit the same to Financial Institution, in accordance with the Customer Agreement, at least three Business Days prior to the relevant Advance Date.

d)	The Financial Institution may elect to fund the Settlement Advance whereupon it is understood that the following sequence of events will occur: (i) Financial Institution purchases the Service Invoice from the Service Provider at a price equal to the Settlement Advance; and (ii) Financial Institution pays an amount equal to the Settlement Advance into the Disbursement Account on the Advance Date or, if such a day is not a Business Day, the next Business Day.

e)	Customer shall, as paying agent for the Service Provider, transfer the Settlement Advance to the applicable Supplier to pay the relevant Supplier Invoice or reimburse itself for the relevant Supplier Invoice if already paid.

2.2	Where Financial Institution does not elect to fund the Settlement Advance pursuant to clause 2.1(d), and therefore decides not to purchase the Service Invoice from the Service Provider then the related Service Invoice is automatically cancelled and the Service Provider waives its rights related to that cancelled Service Invoice to receive payment from UTi Worldwide Inc. under clause 2.2 of the Customer Agreement.

2.3	UTi Worldwide Inc. shall pay Service Invoices on or before the Maturity Date.

2.4	Without prejudice to Service Provider’s other rights and remedies, where all or any part of the sums due on a Service Invoice have not been paid when due and payable, interest on the unpaid amount shall accrue daily, from the date of non-payment to the date of actual payment (both before and after judgment), at the Transaction Rate and shall be payable by UTi Wordlwide Inc.

2.5	All payments made pursuant to this Agreement shall be made in the currency of the relevant invoice. UTi Wordlwide Inc. shall comply with all applicable foreign exchange regulations and shall assume all exchange differences and charges incurred with respect to the payment of the relevant Settlement Advance, Supplier Invoice and Service Invoice.

3.	UNDERLYING TRANSACTIONS

3.1	Customer shall only submit Supplier Invoices in respect of genuine and lawful trade transactions arising in the ordinary course of business for the sale, supply and purchase of goods and/or services between Customer and Supplier. Customer shall not submit Supplier Invoices for investment or arbitrage functions or purposes, or for any money laundering purpose, or in contravention of any applicable law.

3.2	Customer acknowledges and agrees that neither the Service Provider nor the Financial Institution shall have any responsibility or liability for disputes that arise between Customer and Supplier or any other third party with respect to the Supply Agreement, the related goods and/or services or otherwise.

3.3	Nothing in this Agreement shall constitute a release or waiver of, or limitation on, any rights Customer may have against Supplier, including any right to seek damages or a refund from Supplier of amounts paid pursuant to a Supply Agreement and/or the relevant Supplier Invoice. The parties acknowledge that this clause does not create rights against Service Provider or Financial Institution.

4.	DURATION

4.1	This Agreement shall commence on the Effective Date and shall terminate, without notice, automatically on termination or expiry of the Customer Agreement.

4.2	Termination or expiry of this Agreement shall not affect any rights, remedies, obligations or liabilities of the parties that have accrued up to the date of termination or expiry. For the avoidance of doubt, the obligation of Customer to pay Service Invoices shall survive the termination or expiry of this Agreement or the Customer Agreement or the default by any party under this Agreement.

5.	NOTICES

5.1	Any notice (which term shall in this clause 5 include any other communication) required to be given under or in connection with this Agreement shall, except where otherwise provided, be in writing, in the English language and sent to the relevant party at the address set out in this Agreement above. Any party to this Agreement may notify the other party of any change to this address by written notice.

5.2	Service Provider shall be entitled to rely upon without further enquiry, any communication which Service Provider believes in good faith to be given or made by Customer irrespective of any error or fraud contained in the communication or the identity of the individual who sent the communication or by whom it was purported to be sent.

5.3	A copy of any notice served by Customer in accordance with the preceding clauses shall also be sent by email to Financial Institution: legal.notice@greensill.com.

6.	GENERAL

6.1	This Agreement represents the final agreement of the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous understandings and agreements with respect to such subject matter. No provision of this Agreement may be amended or waived except by a writing signed by the parties hereto. This Agreement shall bind and inure to the benefit of the respective successors and permitted assigns of each of the parties; provided, however, that Customer may not assign any of its rights hereunder without Service Provider’s prior written consent, given or withheld in Service Provider’s sole discretion. Customer accepts and consents to Service Provider transferring any and all of its right, title and interest in and to any Service Invoice, to Financial Institution.

6.2	This Agreement may be executed in two or more counterparts, which together shall constitute one Agreement.

6.3	Subject to clause 6.4, no person who is not a party to this Agreement shall have any rights under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Agreement.

6.4	Financial Institution shall be entitled to enforce the benefits conferred upon it by clause 6.1 with respect to each Service Invoice that has been transferred to it by Service Provider. Financial Institution may at any time assign the rights conferred upon it by this clause 6.4 to subsequent transferees on the Service Invoice.

7.	GOVERNING LAW

7.1	This Agreement and rights and obligations (whether contractual, quasi-contractual or non-contractual) arising out of or in connection with it shall be governed by and construed in accordance with the laws of England and Wales.

7.2	Any dispute arising out of or in connection with this Agreement, including any question regarding its existence, validity or termination, shall be referred to and finally resolved by arbitration under the LCIA Rules, which Rules are deemed to be incorporated by reference into this clause. The number of arbitrators shall be one. The seat, or legal place, of arbitration shall be London, England. The language to be used in the arbitral proceedings shall be English.

SIGNED BY	SIGNED BY

/s/ WH Biddulph	/s/ Thomas Irvin
{Signature}	{Signature}

WH Biddulph	Thomas Irvin
{Name}	{Name}

Director	Treasurer
{Position}	{Position}
For and on behalf of	For and on behalf of
Service Provider	Customer

SCHEDULE 1

Disbursement Account

Disbursement Account	Bank name	Bank Mendes Gans, N.V.
	Bank address	619, Herengracht Amsterdam Netherlands 1017 CE
	IBAN	NL58BKMG0261121375
	SWIFT	BKMGNL2A
	Account Name	UTI WORLDWIDE INC / NO.2 A/C
	Account number	NL58BKMG0261121375

SCHEDULE 2

Accession Schedule

This Accession Schedule is made the [    ] day of [    ] 20[    ] and is made pursuant to an Agreement dated [    ] day of [    ] 20[    ] between Bramid Outsource Limited (Service Provider) and [                    ] (Customer).

With effect from the date hereof, it is hereby agreed that [insert name of the Acceding Customer] a company duly incorporated under the laws of {name of relevant jurisdiction} with company registration number {insert number} (Acceding Customer) becomes a party to the Agreement and is bound by the terms of the Agreement as a Customer.

Acceding Disbursement Account: [insert]

Acceding Disbursement Account	Bank name
Bank address
Sort Code
SWIFT
Account number

SIGNED BY	SIGNED BY

{Signature}	{Signature}

{Name}	{Name}

{Position}	{Position}
For and on behalf of	For and on behalf of
Service Provider	Acceding Customer

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